As filed with the Securities and Exchange Commission on December 8, 2005

Registration No. 333-123181

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

New Jersey	04-1923360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

250 East Fifth Street

Cincinnati, Ohio 45202

(513) 784-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Olson, Esq.

Senior Vice President, General Counsel and Secretary

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

(513) 784-8804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Subject to Completion, dated December 8, 2005

CHIQUITA BRANDS INTERNATIONAL, INC.

$350,000,000

Debt Securities

Preferred Stock

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Chiquita Brands International, Inc. may offer from time to time unsecured senior or subordinated debt securities, preferred stock, common stock, stock purchase contracts to purchase shares of our preferred stock or common stock, or stock purchase units consisting of (a) stock purchase contracts; and/or (b) debt securities or debt obligations of third parties (including United States treasury securities; other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock or common stock under the stock purchase contract, having an aggregate initial public offering price not to exceed $350,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. We may offer these securities on terms and at prices to be determined at the time of sale.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the risk factors incorporated by reference herein or included in any prospectus supplement, carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CQB.” Warrants to purchase shares of our common stock are listed on the New York Stock Exchange under the symbol “CQBWS.” If we decide to seek a listing of any debt securities or preferred stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, please see “Plan of Distribution” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context indicates otherwise, all references in this prospectus to “Chiquita,” the “Company,” “our,” “us,” and “we” refer to Chiquita Brands International, Inc. and its subsidiaries. References to “CBII” refer solely to the legal entity Chiquita Brands International, Inc.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

We are a leading international marketer and distributor of high-quality fresh and value-added produce which is sold under the Chiquita premium brand and related trademarks. We are one of the largest banana producers in the world and a major supplier of bananas in Europe and North America, where we currently hold the number one and number two market position for bananas, respectively. In addition to bananas, our fresh fruits and vegetables include citrus fruit, apples, grapes, melons, pineapples, kiwis, tomatoes and a variety of other fresh produce. We sell our products in Europe, the United States and other international markets. In June 2005, we acquired Fresh Express, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, foodservice providers and quick service restaurants.

* * *

We are incorporated in the State of New Jersey. Our principal executive offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202 and our telephone number is (513) 784-8000. Our website is www.chiquita.com. The information contained on our website is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services and at the SEC’s website (www.sec.gov).

The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (but not those that are furnished, unless expressly stated otherwise) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC on August 5, 2005;

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on November 7, 2005;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2005;

•	Our current reports on Form 8-K filed with the SEC on January 12, 2005, January 18, 2005, February 23, 2005, February 24, 2005, February 28, 2005, March 18, 2005, April 4, 2005, April 12, 2005, April 26, 2005, May 19, 2005, June 2, 2005, June 7, 2005, June 15, 2005, June 27, 2005, July 1, 2005 (as amended by Form 8-K/A filed with the SEC on July 15, 2005), July 27, 2005, August 3, 2005, October 14, 2005 (as amended by Form 8-K/A filed with the SEC on November 23, 2005), November 23, 2005, November 30, 2005 and December 6, 2005; and

•	The description of our common stock contained in our Registration Statement on Form 8-A12B/A filed on March 19, 2002, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attention: Investor Relations Department

                 (telephone: (513) 784-6366)

No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

Investing in our securities involves risk. Each time that we issue new securities, risk factors, if appropriate, will be included or incorporated by reference in the prospectus supplement relating to the new securities. Certain risks are also referred to herein under “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements made or incorporated by reference in this prospectus constitute “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions. These statements reflect management’s current views and estimates of future economic circumstances, industry conditions and our performance. They are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including:

•	the impact of changes in the European Union banana import regime as a result of the anticipated conversion to a tariff-only regime in early 2006;

•	our ability to successfully integrate the recently acquired operations of Fresh Express with ours;

•	natural disasters and unusual weather conditions;

•	the customary risks experienced by global companies, such as:

—the impact of product and commodity prices;

—currency exchange rate fluctuations;

—government regulation;

—labor relations;

—taxes; and

—political instability and terrorism; and

•	the outcome of pending governmental investigations and claims involving us.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements.

You should carefully read the factors described under the “Risk Factors” section in the documents incorporated by reference in this prospectus or any prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	the repayment or refinancing of our indebtedness; and

•	acquisitions.

If required, we will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement related to that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends on a historical basis for each of the periods indicated below.

	Reorganized Company (a)										Predecessor Company (a)
	Nine Months Ended September 30,				Year Ended December 31,				Nine Months Ended December 31, 2002		Quarter Ended March 31, 2002		Year Ended December 31,
	2005		2004		2004		2003						2001		2000
Ratio of Earnings to Fixed Charges	3.82	x	1.56	x	1.91	x	2.53	x	(b	)	(b	)	(b	)	(b	)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.82	x	1.56	x	1.91	x	2.53	x	(b	)	(b	)	(b	)	(b	)

(a)	On March 19, 2002, we (the parent holding company only), completed our financial restructuring under Chapter 11 of the U.S. Bankruptcy Code. For financial reporting purposes, we used an effective date of March 31, 2002. References in this prospectus to “Predecessor Company” refer to us prior to March 31, 2002. References to “Reorganized Company” refer to us on and after March 31, 2002, after giving effect to the issuance of new securities in exchange for the previously outstanding securities in accordance with the Chapter 11 Reorganization Plan, and implementation of fresh start accounting. In accordance with financial reporting requirements for companies emerging from a Chapter 11 restructuring, financial information for the twelve months ended December 31, 2002 is not presented in our financial statements since such information would combine the results of the Predecessor Company and Reorganized Company.
(b)	For these periods, earnings were inadequate to cover fixed charges. The amount of the coverage deficiency was $10.5 million for the nine months ended December 31, 2002, $189.4 million for the quarter ended March 31, 2002, $111.0 million for the year ended December 31, 2001, and $98.8 million for the year ended December 31, 2000.

For the years ended December 31, 2001 and 2000, the amount of the coverage deficiency was $122.8 million and $115.9 million, respectively, after including preferred stock dividends in the calculation.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture between us and LaSalle Bank National Association, as trustee (the “senior indenture”). We will issue debt securities that will be subordinated debt under an indenture between us and LaSalle Bank National Association, as the trustee (the “subordinated indenture”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information.”

Capitalized terms used in the summary below have the meanings specified in the indentures. The definitions of capitalized terms are incorporated by reference in the following summary.

General

The senior debt securities will rank equally with all of CBII’s other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of September 30, 2005, all of our $1.1 billion aggregate principal amount of existing debt would have ranked senior to the subordinated debt securities. At that date, the debt of CBII’s subsidiaries of $606 million would have ranked senior to the senior debt securities, and the remaining $475 million of our debt would have ranked equally with the senior debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. We will establish the terms of each series of debt securities in a supplemental indenture, board resolution or company order. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

CBII is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions, such as loan and credit agreements of its subsidiaries, or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit CBII’s ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the debt securities. In addition, holders of debt securities will be effectively subordinated to all of the liabilities of CBII’s subsidiaries with regard to the assets and earnings of CBII’s subsidiaries.

Since CBII is a holding company, the right of CBII, and hence the rights of the creditors and stockholders of CBII, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of CBII itself as a creditor of the subsidiary may be recognized. As of September 30, 2005, CBII’s subsidiaries had $606 million aggregate principal amount of debt outstanding. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us, although the terms of specific debt securities may include such limitations.

Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

Unless we inform you otherwise in a prospectus supplement, each series of our senior debt securities will rank equally in right of payment with all of our other senior debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our senior debt.

We may issue debt securities from time to time in one or more series under the indentures. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The prospectus supplement relating to a series of debt securities will describe the terms of such debt securities being offered, including (to the extent such terms are applicable to such debt securities):

•	the title of the debt securities;

•	designation, aggregate principal amount, denomination and currency or currency unit;

•	date of maturity;

•	the price or prices at which we sell the debt securities and the percentage of the principal amount at which the debt securities will be issued;

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	currency or currency units for which such debt securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable;

•	interest rate or rates (or the manner of calculation thereof), if any;

•	the times at which any such interest will be payable;

•	the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates;

•	the place or places where the principal and interest, if any, will be payable;

•	any redemption, sinking fund or defeasance provisions;

•	whether such debt securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form;

•	whether and under what circumstances we will pay additional amounts on such debt securities held by a person who is not a “U.S. person” in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	whether and under what circumstances we may from time to time, without the consent of holders of debt securities, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the debt securities being offered, except for the issue price and issue date and, in some cases, the first interest payment date, whereby such additional securities will, together with the then outstanding debt securities, constitute a single class of debt securities under the indentures, and will vote together on matters under the senior indenture;

•	if material, federal income tax consequences;

•	whether and under what circumstances we will issue the debt securities in whole or in part as Global Securities as described below under “—Global Securities”;

•	applicable conversion or exchange privileges;

•	any restrictions on us or our subsidiaries; and

•	any other specific terms of the offered debt securities, including any terms in lieu of those described in this prospectus and any terms which may be required by or advisable under United States laws or regulations such as those made a part of the applicable indenture by the Trust Indenture Act of 1939.

For purposes of this prospectus, “U.S. person” means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the “United States”), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection with such exchange or transfer, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining to such debt securities will be transferable by delivery.

Subordination

The indebtedness represented by the subordinated debt securities is subordinated in right of payment to existing and future “Senior Indebtedness,” as described in the subordinated indenture and any accompanying prospectus supplement. The term “Senior Indebtedness” means:

•	all indebtedness for money borrowed incurred by us, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to the subordinated debt securities or that such indebtedness is not superior in right of payment to the subordinated debt securities,

•	any other indebtedness, obligation or liability incurred by us (including any guaranty, endorsement or other contingent obligation of ours in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by us as Senior Indebtedness in the instruments evidencing such indebtedness, obligation or liability at the time of its issuance or incurrence, or

•	any deferral, renewal or extension of any of the foregoing.

“Senior Indebtedness” does not include:

•	our debt to any of our subsidiaries;

•	any series of subordinated debt securities issued under the subordinated indenture, unless otherwise specified by the terms of any such series;

•	any of our other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities; and

•	any trade payables.

The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities. A prospectus supplement relating to each series of subordinated debt securities will describe any subordination provisions applicable to such series in addition to or different from those described above.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of subordinated debt securities will be required to pay over their share of such distribution in respect of the subordinated debt securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of subordinated debt securities.

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock, our preferred stock, another series of our debt securities, other securities, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to such series of debt securities. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which the number of shares or amount of our common stock, our preferred stock, another series of our debt securities, other securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement.

Global Securities

Debt securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the “Depository”) identified in the prospectus supplement relating to such series. Unless otherwise specified by us, the Depository will be The Depository Trust Company, New York, New York. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to a series of debt securities will be summarized in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depository arrangements.

Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such Global Security to the accounts of persons that have accounts with the Depository (“Participants”). Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders of such debt securities under the applicable indenture.

Payments of principal of and any premium and any interest on individual debt securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of Chiquita, the trustee, any paying agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such debt securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such debt securities as shown on the records of such Depository or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

If a Depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the Global Security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such series of debt securities, determine not to have any debt securities of such series represented by one or more Global Securities and, in such event, will issue individual debt securities of such series in exchange for the Global Security or Securities representing such series of debt securities. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Restrictive Covenants

We will describe any restrictive covenants, including restrictions on any subsidiary, for any series of debt securities in a prospectus supplement.

Defeasance

At our option, either (a) we will be Discharged (as defined below) from any and all obligations in respect of any series of debt securities or (b) we will cease to be under any obligation to comply with the restriction on our ability to merge, consolidate or sell assets set forth in the applicable indenture, the requirement that we maintain our existence or certain other restrictions, in either case if we deposit irrevocably with the trustee, in trust, specifically for the benefit of the holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent public accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such series of debt securities. To exercise such option, we are required to deliver to the trustee an opinion of tax counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

The term “Discharged” is defined to mean that we are deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the debt securities of such series and to have satisfied all the obligations under the indenture relating to the debt securities of such series, except for

•	the rights of holders of the debt securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the debt securities of such series when such payments are due,

•	our obligations with respect to the debt securities of such series with respect to temporary debt securities, registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust, and

•	the rights, powers, trusts, duties and immunities of the trustee under the applicable indenture.

The term “U.S. Government Obligations” is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

Modification of the Indentures

Modifications and amendments of each indenture may be made by us and the trustee without the consent of the holders of the debt securities or with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of or interest on, or any premium payable upon redemption of, any debt security;

•	change certain other terms related to waiver of past defaults or covenants (such as covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected); or

•	reduce the percentage of the principal amount of the outstanding debt security of any series, the consent of whose holders is required to modify or amend the applicable indenture or waive compliance with, or consent to certain defaults under, the provisions of such indenture.

Our board of directors does not have the power to waive any of the covenants of each indenture, including those relating to consolidation, merger or sale of assets.

Events of Default, Notice and Waiver

The following will be “Events of Default” with respect to any particular series of the debt securities:

•	default in any payment of interest on such series when due, continued for 30 days;

•	default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due;

•	default in the performance, or breach, of any covenant or warranty of ours applicable to such series continued for 90 days after written notice to us by the trustee or the holders of at least 25% in principal amount of such series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default we may provide for that series.

No Event of Default with respect to a particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities.

The trustee will, within 90 days after the occurrence of any default with respect to any series of the debt securities, give to the holders thereof notice of such default known to the trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such series of debt securities or in the payment of any sinking fund installments, the trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of that series.

We will be required to furnish to the trustee each year a statement as to the fulfillment by us of our obligations under the applicable indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series may, in respect of such series, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture. The trustee has the right to decline to follow any such direction if the trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the holders of debt securities of such series not joining in any such direction or would involve the trustee in personal liability. Each indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the debt securities, the trustee will be required to exercise any of its rights and powers under such indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the direction of any of the holders of such debt securities unless such holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the trustee in complying with such direction.

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee or the holders of at least 25% in principal amount of such series may declare such series due and payable.

Each indenture provides that no holder of debt securities of any series may institute any action against us under such indenture (except actions for payment of overdue principal or interest or premium, if any) unless the holders of at least 25% in principal amount of such series have requested the trustee to institute such action and have offered the trustee reasonable indemnity, and the trustee has not instituted such action within 60 days of such request.

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

•	the corporation formed by such consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities, if any, issued under the applicable indenture and the performance of every covenant of such indenture to be performed by us; and

•	immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing.

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made, will succeed to, and be substituted for, us under such indenture.

Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Governing Law

New York Law will govern the indentures and the debt securities, without regard to its conflicts of law principles.

Concerning the Trustee

We and the trustee may from time to time engage in normal and customary banking transactions.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our third restated certificate of incorporation, (the “Certificate of Incorporation”), our by-laws and the applicable provisions of the New Jersey Business Corporation Act. Our Certificate of Incorporation and our by-laws have been filed as exhibits to the registration statement of which this prospectus is a part. For more information on how you can obtain our Certificate of Incorporation and by-laws, see “Where You Can Find More Information.” We urge you to read our Certificate of Incorporation and by-laws in their entirety.

General

Our Certificate of Incorporation provides that we are authorized to issue 170 million shares of capital stock, consisting of 20 million shares of preferred stock, par value $.01 per share, and 150 million shares of common stock, par value $.01 per share. As of September 30, 2005, we had outstanding 41,915,644 shares of common stock and no shares of preferred stock. As of that date we also had an aggregate of 13,262,922 warrants outstanding for the purchase of common stock (which expire on March 19, 2009) and 3,784,865 shares reserved for issuance upon vesting of previously granted restricted stock awards and exercise of outstanding stock options.

Although our board of directors has no intention at the present time of doing so, it could issue common stock or a series of preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over the then-current market price of the stock.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, the applicable provisions of the New Jersey Business Corporation Act and the certificate of amendment that relates to the particular series of preferred stock, which will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of amendment, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our Certificate of Incorporation and any applicable certificate of amendment, see “Where You Can Find More Information.” We urge you to read our Certificate of Incorporation and any applicable certificate of amendment in its entirety.

General. The board of directors is authorized to establish and designate series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of the respective series of preferred stock. The terms of a particular series of preferred stock may differ, among other things, in:

•	the designation and number of shares comprising such series;

•	the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto;

•	any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of our affairs, or upon any distribution of our assets;

•	the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto;

•	any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange;

•	any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto;

•	any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and

•	any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the board of directors may deem advisable.

Unless otherwise specifically set forth in the certificate of amendment, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and shareholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of amendment, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of amendment, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends payable on the preferred stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the prospectus supplement relating to a series of preferred stock, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that, if in any quarterly dividend period (being the period between such dividend payment dates), dividends at the rate or rates as set forth in the certificate of amendment, and summarized in the prospectus supplement, relating to such series of preferred stock have not been declared and paid or set apart for payment on all outstanding shares of preferred stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency will be declared and fully paid or set apart for payment, but without interest, before any dividends are declared or paid or set apart for payment on our common stock by us. After payment in full of all dividend arrearages on the preferred stock, dividends on our common stock may be declared and paid out of funds legally available for that purpose as our board of directors may determine.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of amendment, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of amendment, and summarized in the prospectus supplement, relating to a series of preferred stock. Any mandatory conversion feature will be summarized in the prospectus supplement relating to a series of preferred stock.

Voting Rights. All shares of preferred stock of any class or series will have the right to vote with the common stock as a single class on all matters upon which holders of common stock are entitled to vote and such voting rights as required by applicable law and as may be set forth in the certificate of amendment, and summarized in the prospectus supplement relating to a series of preferred stock, but the number of votes per share of preferred stock of any class or series shall be as stated in the resolution or resolutions of the board of directors determining the relative rights, preferences and limitations of such class or series of preferred stock.

No holder of preferred stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the preferred stock, or to any securities, rights or obligations convertible (directly or indirectly) into any class or series of stock whether now or hereafter.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of amendment and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of amendment and summarized in the prospectus supplement. Unless otherwise set forth in the certificate of amendment and summarized in the prospectus supplement, the holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of amendment setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our by-laws and the applicable provisions of the New Jersey Business Corporation Act.

Voting Rights. Except as otherwise provided by the New Jersey Business Corporation Act or our Certificate of Incorporation, and subject to the rights of holders of any outstanding shares of preferred stock, each holder of common stock has one vote for each share held on all matters submitted to a vote of shareholders, including elections of directors. The common stock does not have cumulative voting rights.

Generally, a majority of the votes cast at a meeting of shareholders by holders of shares entitled to vote on the proposal is required for shareholder action. However, our Certificate of Incorporation provides that the vote of at least two-thirds of the combined voting power of all outstanding shares eligible to vote in the election of directors is required to amend the provisions of the Certificate of Incorporation relating to limitations on liability and indemnification (Article Nine) in any manner adverse to those indemnified or to amend Article Eleven which imposes this vote requirement.

Dividends and Liquidation Rights. Except as otherwise provided by the New Jersey Business Corporation Act or our Certificate of Incorporation, and subject to all rights and preferences of holders of any outstanding shares of preferred stock, holders of common stock share ratably in all dividends and distributions, as may be declared from time to time by our board of directors from funds available therefor, whether upon liquidation or dissolution or otherwise.

Miscellaneous. The outstanding shares of common stock are, and any shares of common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. The common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of Chiquita. Shares of common stock are not subject to calls or assessments. No personal liability will attach to holders under the New Jersey law.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “CQB.”

The transfer agent and registrar for the common stock is Wachovia Bank, National Association (telephone: 800-829-8432).

Anti-Takeover Considerations

The New Jersey Business Corporation Act, our Certificate of Incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Under the New Jersey Business Corporation Act, the consummation of a merger or consolidation by a New Jersey corporation requires the approval of such corporation’s board of directors and, generally, the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class. Similarly, a sale of all or substantially all of a corporation’s assets other than in the ordinary course of business, requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class.

State Takeover Legislation

Subject to numerous qualifications and exceptions, New Jersey law prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years following the interested stockholder’s stock acquisition date, unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute.

An “interested shareholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

•	the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder having an aggregate market value of 10% or more of the corporation’s assets or outstanding stock, or

•	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of stock of the corporation equal to 5% or more of the aggregate market value of the stock of the corporation.

The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934. A corporation may not opt out of the coverage of the statute; however, although we are incorporated in New Jersey and have securities listed on a national exchange, our business activities in New Jersey may not be significant enough for this statute to apply to us.

Rights of Dissenting Shareholders

New Jersey law does not afford dissenting or appraisal rights in a merger transaction to (i) holders of shares that are either listed on a national securities exchange or held of record by not less than 1,000 shareholders or (ii) holders that receive cash or securities which, upon consummation of the merger, will be listed on a national securities exchange or held of record by not less than 1,000 shareholders. In addition, New Jersey law denies appraisal rights to shareholders of the surviving corporation in a merger if the surviving corporation’s shareholders weren’t required to approve the merger.

Shareholder Action

Our Certificate of Incorporation provides that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders and may not be effected in lieu thereof by any consent in writing by less than all of the shareholders.

Meetings of Shareholders

Our Certificate of Incorporation provides that special meetings of the shareholders may be called at any time only by (i) the board of directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or (ii) our president or chief executive officer.

Cumulative Voting

New Jersey law permits shareholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s Certificate of Incorporation. Our Certificate of Incorporation does not authorize cumulative voting.

Removal of Directors

New Jersey law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or, unless otherwise provided in the Certificate of Incorporation, without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our Certificate of Incorporation provides that any or all of the directors may be removed, only for cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Vacancies

New Jersey law provides that vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office, unless the Certificate of Incorporation or bylaws provide otherwise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our preferred stock or common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of preferred stock or common stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; and/or (b) debt securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock or common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions,

•	directly to purchasers,

•	through agents,

•	to or through underwriters or dealers, or

•	through a combination of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to the prevailing market prices, or

•	at negotiated prices.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933, as amended. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless the applicable prospectus supplement states otherwise, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock, which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or preferred stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock, stock purchase contracts or stock purchase units will be described in the applicable prospectus supplement.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the National Association of Securities Dealers, Inc. (the “NASD”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Robert W. Olson, Esq., our Senior Vice President, General Counsel and Secretary. Mr. Olson presently holds, both directly and through employee benefit plans, shares and restricted shares of Chiquita common stock, and warrants and employee stock options to purchase shares of Chiquita common stock. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements as of December 31, 2004 (reorganized company) and 2003 (reorganized company) and for the years ended December 31, 2004 and 2003 (reorganized company), the nine months ended December 31, 2002 (reorganized company), and three months ended March 31, 2002 (predecessor company), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports dated March 11, 2005 and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Fresh-cut Division of Performance Food Group Company as of January 1, 2005 and January 3, 2004, and for the fiscal years ended January 1, 2005, January 3, 2004 and December 28, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (all of which will be borne by the registrant) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$41,195
Rating agency fees	138,000
Trustee fees and expenses	5,000
Printing and distributing	75,000
Legal fees and expenses	200,000
Accounting fees and expenses	200,000
Miscellaneous	5,805

Total	$665,000

Item 15. Indemnification of Directors and Officers

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article Nine of CBII’s Certificate of Incorporation provides directors and officers with the right to indemnification and advancement of expenses to the fullest extent not prohibited by the New Jersey Business Corporation Act. CBII’s directors and officers are indemnified generally against expenses and liabilities incurred in connection with any proceedings, including proceedings by or on behalf of CBII, relating to their service to or at the request of CBII. However, no indemnification may be made if a final adjudication establishes that a person’s acts or omissions (a) breached the person’s duty of loyalty to CBII or its shareholders, (b) were not in good faith or involved a knowing violation of the law, or (c) resulted in receipt by the person of an improper personal benefit. Article Nine of the Certificate of Incorporation also limits the liability of CBII’s directors and officers, to the fullest extent permitted by the New Jersey Business Corporation Act, to CBII or its shareholders for monetary damages for breach of any duty, except in the situations set forth in (a) through (c) in the paragraph above.

In addition, the registrant has obtained liability insurance coverage for its directors and officers, which insures against liabilities that directors and officers may incur while acting in such capacities. These policies contain certain exclusions.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on December 8, 2005.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/S/ FERNANDO AGUIRRE
Name:	Fernando Aguirre
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in their respective capacities on and on the dates indicated.

Signature	Title	Date
/s/ FERNANDO AGUIRRE Fernando Aguirre	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 8, 2005

/s/ JEFFREY M. ZALLA Jeffrey M. Zalla	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 8, 2005

/s/ BRIAN W. KOCHER Brian W. Kocher	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 8, 2005

* Morten Arntzen	Director	December 8, 2005

* Jeffrey D. Benjamin	Director	December 8, 2005

Robert W. Fisher	Director

Clare M. Hasler	Director

* Roderick M. Hills	Director	December 8, 2005

Durk I. Jager	Director

* Jaime Serra	Director	December 8, 2005

* Steven P. Stanbrook	Director	December 8, 2005

*By:	/S/ ROBERT W. OLSON
Name:	Robert W. Olson
Title:	Attorney-in-fact**

**Pursuant to powers of attorney previously filed with the Securities and Exchange Commission as Exhibit 24.1 to this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description of Documents	Note

1.1	Form of Underwriting Agreement to be filed as an exhibit to a Current Report of the Registrant on a Form 8-K and incorporated by reference herein.

2.1	Order Confirming Second Amended Plan of Reorganization of Registrant under Chapter 11 of the Bankruptcy Code, with attached Second Amended Plan of Reorganization of Registrant under Chapter 11 of the Bankruptcy Code (incorporated by reference to exhibit 2.1 to Current Report on Form 8-K filed March 12, 2002).

4.1	Form of Indenture between the Registrant and LaSalle Bank National Association, as Trustee (the “Senior Indenture”).	*

4.2	Form of Senior Debt Securities (included in Exhibit 4.1).	*

4.3	Form of Indenture between the Registrant and LaSalle Bank National Association, as Trustee (the “Subordinated Indenture”).	*

4.4	Form of Subordinated Debt Securities (included in Exhibit 4.3).	*

4.5	Purchase Contract Agreement setting forth Stock Purchase Contracts and/or Stock Purchase Units to be filed as an exhibit to a Current Report of the Registrant on a Form 8-K and incorporated by reference herein.

4.6	Certificate of Amendment relating to preferred stock to be filed as an exhibit to a Current Report of the Registrant on a Form 8-K and incorporated by reference herein.

5.1	Opinion of Robert W. Olson, Esq., Senior Vice President, General Counsel and Secretary of the Registrant.	*

12.1	Computation of ratio of earnings to fixed charges and preferred stock dividends.	**

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.	**

23.2	Consent of KPMG LLP, Independent Auditors.	**

23.3	Consent of Robert W. Olson, Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).	*

24.1	Power of Attorney (included on signature page).	*

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of LaSalle Bank National Association, under the Senior Indenture and the Subordinated Indenture.	*

*	Previously filed as exhibits to the Registration Statement on Form S-3 of Chiquita Brands International, Inc. (file number 333-123181) filed with the SEC on March 8, 2005.
**	Filed herewith.